Exhibit 99.2

Transcript

Ciena Corporation Conference Call

May 4, 2015

Announcement of Intent to Acquire Cyan, Inc.

The following is a transcript of a conference call hosted by Ciena Corporation on May 4, 2015. Please see the cautionary statements and important information under the headings “Cautionary Statement Regarding Forward Looking Statements,” “Additional Information and Where to Find It” and “Participants in Solicitation” at the end of this transcript.

Operator

Welcome to the Ciena Corporation conference call. My name is John and I will be your operator for today’s call. (Operator Instructions) Please note that the conference is being recorded.

And I now will turn the call over to Gregg Lampf.

Gregg Lampf - Ciena Corporation - IR

Thank you, John. Good morning, everyone. Thank you for joining us on short notice this morning to discuss Ciena’s acquisition of Cyan.

With me today are Gary Smith, CEO and President, and CFO Jim Moylan. In addition, Francois Locoh-Donou, SVP of our Global Products Group, will be with us for the Q&A portion of the call. Gary will provide you introductory comments. Jim will briefly outline the terms of the deal and provide a high-level view of the expected benefits and financial implications, and then we will open the call to questions from the sell-side analysts.

This morning’s press release is available on National Business Wire and on Ciena.com. Before I turn over the call to Gary, I will remind you that during this call we will be making certain forward-looking statements. Such statements are based on current expectations, forecasts, and assumptions of the Company that include risks and uncertainties that could cause actual results to differ materially from the statements discussed today.

These statements should be viewed in the context of the transaction-related cautionary statements included in today’s press release, as well as the risk factors detailed in our 10-Q filed with the SEC on March 12. Ciena assumes no obligation to update the information discussed in this conference call, whether as a result of new information, future events, or otherwise. This call is being recorded and will be available for replay in the investors section of our website. Gary?

Gary Smith - Ciena Corporation - President & CEO

Thank you, Gregg, and good morning to everyone on the call and thanks for joining us today. As you saw earlier this morning, we announced our intent to acquire Cyan, an incredibly exciting development that will accelerate the availability of a complete on-demand solution for virtualized networks and services in an open ecosystem.

This acquisition advances a strategy that started with the introduction of our OPN open architecture and was extended with the launch of our agility software division just last year. As these developments illustrate, we have been fundamentally changing our business through openness, through software, and through an ecosystem-based approach. In doing so, essentially we are leading a transformation of the network from the delivery of pure capacity to the creation of capability on-demand.

Our acquisition of Cyan is a highly-targeted investment in this direction that elevates the business value of networks for our customers and their users by increasing the monetization of network assets, by speeding the time to market with differentiated services, and vastly improving efficiency through both lower costs and faster implementation of new technologies. In fact, it has become clear from network operators and end-users that the network must become software-enabled platform that is more capable of driving on-demand business models.

Network operators want much more control over how they leverage their network assets for business gain. They also want the freedom to choose best-in-class suppliers across the network to ensure the highest levels of performance and competitiveness. End-users are also seeking more control and choice in how they consume network resources and who provides them with those services.

These market needs are perfectly aligned with one another but the current walled garden, if you will, of network paradigm cannot meet those needs. An open, on-demand ecosystem of resources can meet those needs and in the process frees the industry from vendor lock-in. We believe Ciena is the right company to drive this on-demand paradigm forward.

Firstly, we have highly collaborative relationships with the full range of global carriers, web-scale providers, enterprises, and managed service partners. We have a uniquely deep view into the business needs of network operators and their end-users. Secondly, unlike the router establishment, we are not threatened by virtualization and openness. We see these dynamics as the right direction for the industry and the right direction for Ciena.

Thirdly, we have taken a leadership position in forging joint SDN and NFV development, as well as interoperable solutions in a truly open ecosystem. And now with this acquisition, Cyan will provide Ciena with the best-in-class software that when paired with our Agility portfolio makes virtualized networks and services easily available on-demand.

Specifically, Cyan brings to our portfolio orchestration and control software that is vendor-agnostic and best-in-class and the next evolution of multivendor network management software. Ciena has been on a similar development path for these offerings. However, the addition of Cyan speeds our time to market for a complete solution, whilst expanding our ecosystem of VNF partners.

Importantly, Cyan also brings a growing metro packet-optical hardware business that will drive meaningful revenue and a complementary base of key customers, further strengthening our leadership in packet-optical. In return, Ciena provides Cyan’s widely-recognized best-in-class technology with a more scalable route to market. Our strong NFV platform, operational scale and support, global channel and customer relationships, particularly with Tier 1 and web-scale providers, all comprise a logical complement to Cyan’s strengths.

As a result of all these factors, we think this is a very different kind of combination. Unlike recent acquisitions in this industry that have basically been driven by consolidating the past, the combination of Ciena and Cyan really accelerates the future. With a complete on-demand solution for virtualized networks and services and greater control and choice for customers in an open ecosystem.

Before turning the call over to Jim, I want to take a moment to address our integration plans. As I’m sure you can appreciate, we’re not able to provide specifics until after we close the transaction, but I can say that we intend to base our approach on the same design points as our Nortel MEN integration. As you may recall, it is a threefold approach.

Firstly, the customer always comes first. Continuity of supply is critical to our customers and meeting that need is critical to Ciena. We pride ourselves on the fact that we did not lose a single customer in the entire MEN integration and that absolutely will be our goal with this integration as well. We will lean on our highly-experienced integration team to ensure we meet Cyan’s commitments and provide an outstanding customer experience.

Secondly, we will leverage complementary capabilities and eliminate overlapping investments to yield a best-in-class portfolio and realize positive revenue and cost synergies. Finally, we believe in quick decision-making. This provides clarity, focus, and motivation for all parties, and we will execute our integration accordingly.

With that, I’ll turn the call over to Jim.

Jim Moylan - Ciena Corporation - SVP, Finance & CFO

Thank you, Gary. Good morning, everyone. For all the reasons that Gary talked about, we think Ciena and Cyan make a great combination for customers and for our industry. And from a financial perspective, this is a unique opportunity.

Cyan brings to the table a packet-optical hardware business that offers immediate value. It also brings exciting new software capabilities that we believe will be industry changing over the longer term. Cyan offers this emerging software business, together with a well-established hardware business, making it significantly easier for Ciena to make this forward-looking investment, which we believe is the right move for both companies.

Under the terms of the agreement, Ciena will acquire all of the outstanding shares of Cyan in a cash and stock transaction currently valued at an aggregate $400 million or about $335 million net of estimated cash acquired. This is inclusive of Cyan’s outstanding convertible notes on an as-converted basis.

With regard to the notes, the transaction structure will trigger certain rights for the holders. For a period time following the closing, they can elect either to convert at an increased conversion rate based on a make-whole feature or to have their notes repurchased for cash plus accrued interest. If noteholders do not make either election, the notes will become obligations of Ciena.

The approximate deal values stated above assumes that all of the noteholders elect to convert as a result of this transaction, with the amount based on Friday’s closing price of Ciena stock. Ciena also will assume Cyan’s outstanding equity awards. As is normally the case, this transaction is subject to certain approvals including Cyan stockholders, US regulators, and other customary approvals. We expect to close the transaction in our fiscal fourth quarter.

There will be synergies realized from this deal achieved in a way that optimizes profitable revenue growth, ensures that we continue to support Cyan’s customers pursuant to their commitments, and also ensures that the acceleration of our resulting industry leadership position continues.

We expect the addition of Cyan will help to increase our gross margin over time as the software market matures and our software revenue contribution grows. That said, this acquisition is a medium- to long-term investment in a nascent software market. And while we view the long-term potential of this combination as substantial, we do not expect significant Cyan software revenue in fiscal 2015.

Apart from restructuring costs, we believe the transaction will not be material to this year’s EPS accretion or dilution, due to the expected close coming late in our fiscal year. Also, apart from restructuring costs, we expect the transaction to be neutral to slightly accretive in fiscal 2016 and could be accretive as early as the fiscal first quarter of that year.

Before taking questions, I wanted to comment briefly on our near-term outlook. As you know, we just completed our second fiscal quarter a few days ago and I am pleased to report that during Q2 we received the largest amount of orders ever received in the Company’s history. And although we still have a lot of work to do over the next several weeks to prepare our financial statements, the preliminary numbers look very good.

Accordingly, we expect to achieve our guidance for the second quarter, including revenue at the high-end of the previously discussed range. In addition, based on results to date and current projections, we also expect to achieve the guidance for the full 2015 fiscal year that we had provided earlier this year.

In closing, we believe the timing of this acquisition is ideal. Demand is high and our leadership position is strengthening. At the same time, Cyan’s customer traction is also very strong and their revenue is growing. We believe that the market momentum both companies are experiencing will only enhance our efforts to deliver diversified growth to increase our profitability and to expand our role and reach in a rapidly evolving industry.

John, we will now open the line for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Amitabh Passi, UBS.

Amitabh Passi - UBS - Analyst

Good morning. I guess, Gary, unfortunately I don’t cover Cyan so maybe if you could just provide a little more perspective in terms of just the momentum the company has, particularly in their software assets, both in the context of their SDN controllers and VNF orchestrator. I’m just curious why the deal makes sense at this point, just the kind of market traction and momentum they have with their assets.

Gary Smith - Ciena Corporation - President & CEO

Yes, why don’t I take that and maybe Francois can give you a little more color on it as well?

But I think essentially there’s sort of three elements to their business. Really the metro hardware, which I think is having good momentum, very complementary customer set there, and I think, as Jim said, there’s sort of an immediate value there.

On the software side, really they pioneered a lot of the early orchestration of NFV, SDN type requirements. And that coupled with our NFV platform is very complementary to us. I think they have got a lot of traction in the marketplace with this, good brand identity, and I think the timing is now right to really put these elements together and create really a complete solution for on-demand.

Francois, any thoughts?

Francois Locoh-Donou - Ciena Corporation - SVP, Global Products Group

Thank you, Gary. Just as you all have seen that Cyan announced that they were partnering with CenturyLink as one of the early adopters of these technologies. That announcement came out a few weeks ago. And really it is representative of what we are seeing in the market that a big challenge for carriers today is still trying to find more automation and velocity in the way that delivers services into the market. And Cyan’s Blue Planet capabilities address that need across a number of carrier requirements.

As a result of that, we are seeing strong momentum for the Cyan solutions in the marketplace. We believe it’s a market that is starting to move and we believe over the next 12 to 24 months we’re going to see a number of decisions that carriers will make around how they deliver more automated services and better velocity.

Amitabh Passi - UBS - Analyst

Then maybe just as a quick follow-up, Jim, for you, just with respect to some of the mechanics. At the $400 million acquisition price, assuming all convert, are we looking at roughly 16 million, plus or minus, shares that Ciena will issue?

Jim Moylan - Ciena Corporation - SVP, Finance & CFO

Yes.

Amitabh Passi - UBS - Analyst

And I wanted to confirm the $50 million of 8% convertible. Are you seeing conversion of that as well or is that something you’ll have to take on your balance sheet along with the $65 million of cash?

Jim Moylan - Ciena Corporation - SVP, Finance & CFO

Yes, it’s about 16 million to 17 million shares, Amitabh. And the notes — their convertible notes are the notes that I refer to for which the holders will have certain rights. They can either choose to convert at an increased conversion rate or they can get cash for their notes or they can just roll them over into a Ciena obligation.

We’re not sure what is going to happen. It will be at their choice.

Amitabh Passi - UBS - Analyst

Okay, I’ll jump back in the queue. Thanks.

Operator

Rod Hall, JPMorgan.

Rod Hall - JPMorgan - Analyst

Good morning, guys. I just wanted — just had a couple of questions.

I guess I remember that in Blue Planet, you guys weren’t fully natively integrated at one point. I don’t know if you now are fully controllable by the Blue Planet software. Could you just update us on where Ciena products stand relative to integration with Blue Planet now? And then if you’re not fully integrated, talk to us a little bit about the timeline for full integration as this deal progresses.

And then I’ve got one follow-up.

Francois Locoh-Donou - Ciena Corporation - SVP, Global Products Group

Francois here. Yes, we are not fully integrated into Blue Planet, but the key here is that Blue Planet is a truly open multivendor platform that provides a rapid integration of not just network elements from any vendor effectively, but also can provide orchestration on top of any SDN controller or any vendor’s element management system.

And the key here that we are seeing and the key driver for carriers is to move away from being locked into any specific vendor and be able to have more freedom of choice of which platforms they choose to put in their network. That really is a key value proposition and a key differentiator for the Cyan solution.

In terms of our own integration into Blue Planet, we will come back with the timelines as we move through the integration phases. It’s too early to say how fast we will be able to do this.

Rod Hall - JPMorgan - Analyst

Okay. And then I just also wanted to see if you guys could give us any color on the Ciena side in terms of the nature of discussions with carriers. A lot of times a small company like this, carriers will approach larger vendors like Ciena and ask them to take a look.

Can you just give us some sort of an idea of what you perceive the interest level in Blue Planet to be and what kind of conversations you have had with carriers? Have they implicitly given you kind of the nod on the acquisition? Thanks.

Gary Smith - Ciena Corporation - President & CEO

I would describe it, Rod, as we have been out there fairly early as well with our NFV platform, and so we very often had conversations with obviously the same set of customers. And I would say it just became increasingly obvious to us that they have a lot of momentum with their overall approach and particularly around their orchestration capabilities as well.

I think you really need the complement of both elements in terms of our NFV offering and the various ecosystem that we’ve been able to get onto that platform complemented by the orchestration. So you really need both to be able to put a complete solution together. So I think I would describe it as we have been in similar kind of accounts on a global basis. We’ve seen the kind of traction that they’ve gotten.

And I think increasingly it became obvious to us that putting these two together really I think provide the scale and necessary critical mass of the solution to be able to get more adoption in the marketplace.

Jim Moylan - Ciena Corporation - SVP, Finance & CFO

We will, of course, have a very active reach out to customers on both sides of this transaction and we expect that the reaction will be positive. We think it brings something to both sets of customers.

Rod Hall - JPMorgan - Analyst

Great. Thanks, guys.

Operator

Michael Genovese, MKM Partners.

Michael Genovese - MKM Partners - Analyst

Thanks a lot. First question for Jim. Thanks for the update on the revenues and orders. Can you provide any update on the gross margin or approximate gross margin versus guidance for the just-finished quarter?

Jim Moylan - Ciena Corporation - SVP, Finance & CFO

Well, what we — in terms of the comment, it was really related to our entire set of guidance that we gave. So we were reaffirming everything that we said at the beginning of this quarter except that we are stating that revenues we believe will come at the high end of the range.

Michael Genovese - MKM Partners - Analyst

Okay, thanks for that. And then, I am also not as familiar with Cyan as I am with Ciena, but on this complementary nature of the packet-optical business, could you flesh that out a little bit more?

For example, I believe that CenturyLink is probably one of your largest metro packet-optical customers. Are they also Cyan’s? And if that’s the case, could you talk about how that is complementary and more? It seems like there might be some overlap.

Gary Smith - Ciena Corporation - President & CEO

Why don’t I take that? I don’t want to get into specific customers, but I don’t believe that CenturyLink is a customer for their metro platform. There’s probably a couple of customers that we share the same metro platforms with, but I think it’s fairly small overlap in that regard. There’s a lot of new customers that they bring, so it is pretty complementary from that perspective.

Michael Genovese - MKM Partners - Analyst

Okay, thanks a lot.

Operator

Paul Silverstein, Cowen.

Paul Silverstein - Cowen and Company - Analyst

Jim, I apologize. I know Mike just asked this question, but I just want to make sure I understood the answer. When you say revenue is expected at the high end and reiterating the rest of guidance, by definition are you telling us that EPS is expected in line, or you are just saying it’s at least in line? (multiple speakers)

Jim Moylan - Ciena Corporation - SVP, Finance & CFO

We didn’t guide on EPS, but I think if you just follow the logic you can expect that our EPS will be higher than the calculation that one would have driven from the earlier set of guidance. Remember what we said was we gave a range for revenue, we gave a range for gross margin, and we gave an estimate for OpEx. And we are reaffirming all of those three items except that revenue will be at the high end of the range and that means, by calculation, EPS will be higher.

Paul Silverstein - Cowen and Company - Analyst

Yes, my bad, Jim. Thank you and shame on me, but you just clarified that you are not expecting margins — you are not telling us margins are going to be below and offsetting any upside on the revenue?

Jim Moylan - Ciena Corporation - SVP, Finance & CFO

We are not saying that.

Paul Silverstein - Cowen and Company - Analyst

All right, I just wanted to clarify. I appreciate that.

Secondly, for you and Gary. Gary, you all have been party to quite a number of acquisitions over the past 15 to 20 years, especially after the bubble burst, and we in the investment community have seen quite a number of acquisitions over that period of time. As a general proposition, at least in my view, I am always shocked at the limited diligence that goes into these deals, so here’s the question.

How much — how hard did you kick the tires? How much diligence; how much opportunity have you had, in particular, to speak to customers? I recognize there is probably a fair deal of overlap. How much time did you guys invest in the process, especially as — when you look out to fiscal 2016 and you advise us that you expect this to be accretive potentially as early as the first quarter, how much hard data goes into that statement? What underlies that?

Gary Smith - Ciena Corporation - President & CEO

Listen, I would share your general perspective around M&A activity in this space over a long period of time. I would say that if you look at the last couple of acquisitions that Ciena has done, I think they have delivered shareholder value, both in terms of Packets, which has been very successful and now integrated into our complete portfolio. And of course, probably the largest one is probably Nortel MEN, which I would actually say is probably one of the most successful acquisitions the industry has seen.

Many of the same team is on this integration team that are leading it, so both in terms of the diligence and in terms of the integration plans, I think we have got a lot of experience. We have spent a lot of time understanding — clearly the benefit of this, Paul, is that their metro business is absolutely one that we completely understand. It’s in our wheelhouse and we are very, very confident of the financial integration of that and the resulting accretion and the momentum that they’ve got.

We’ve done a lot of diligence on that and we have a very high degree of confidence. That is the nice thing about this deal is that it’s really enabling us in the short term to get a really strong financial footing around the ability to get accretive quickly.

The software element is obviously a medium-, longer-term play. It’s a nascent market so a lot of this has really got to be driven by the solution into the marketplace. We are absolutely convinced of the need and demand for it with our customers, very confident about that. And I think that the two elements — putting their orchestration together with our NFV platform and putting our resources together — really gives us I think critical mass in that space that will accelerate adoption.

But I think we are being realistic. Those things always take longer than you think when you make these kinds of big transformations in the network, but I think we have been prudent in terms of our time frames on that. Francois?

Francois Locoh-Donou - Ciena Corporation - SVP, Global Products Group

Paul, the other thing I’d add in terms of due diligence is Cyan’s history and heritage is focused on carriers and they have a very deep understanding of carrier networks and how they are built. There are a few players out there targeting this orchestration market, but Cyan is, in our view, probably the only one that has a deep understanding of how carriers need to deliver services and change their infrastructure.

And that is one of the unique elements of the proposition. And having been in the carrier market ourselves we had a good understanding of that. Having made some investments in the space of SDN and NFV ourselves, we have good elements to come to the due diligence in terms of our knowledge of the space.

Paul Silverstein - Cowen and Company - Analyst

One more, if I may. Jim, I recognize you just announced the deal. I assume it’s too early to talk about OpEx expectations in terms of how many employees you will ultimately bring on and what the impact on OpEx will be.

Jim Moylan - Ciena Corporation - SVP, Finance & CFO

It is too early right now. The deal will close sometime in our fourth quarter. We’re going to make sure that we have a good transition with respect to their customers and so we’re not going to talk about that yet. But you can be assured that we are going to do the right thing, both with respect to customers and with respect to the synergies that we will achieve over time.

Paul Silverstein - Cowen and Company - Analyst

Thanks. I’ll pass it on, thanks.

Operator

Alex Henderson, Needham.

Alex Henderson - Needham & Company - Analyst

Thank you, a couple of questions. The first one is it’s my understanding that the language being used by Cyan implies that they have shopped the product by evaluating their options. Is that an accurate read of how this process went down?

Jim Moylan - Ciena Corporation - SVP, Finance & CFO

Alex, that kind of question is difficult and sensitive to answer. I think that we both believe that this transaction is in the best interests of our respective shareholders and, therefore, we will move forward with it. They are going to get their shareholders’ approval and we think that will be forthcoming rapidly.

Alex Henderson - Needham & Company - Analyst

Okay. Second question, I realize that you guys want to talk about the potential for accretion here, but I am hard-pressed to understand how you could think that this would be accretive as soon as the first quarter post transaction, given the Street is forecasting a $0.53 loss for the out-year for Cyan.

What level of acceleration in the revenues would you need in order to achieve that? Are we talking about 30% to 40% above Street expectations for that year in order to get to a positive EPS?

Jim Moylan - Ciena Corporation - SVP, Finance & CFO

What I would say there is that we have thoroughly diligenced their business. We do think that there is some momentum in their business and there will be some synergies as a result of all of this. So I don’t think their standalone results, today, are necessarily indicative of what it will look like with us over the next quarter or two.

Alex Henderson - Needham & Company - Analyst

So you’ve — the conclusion is that because of your ability to bring them into other customers that you already have a strong relationship with this is going to allow you to have much higher realized revenues from that synergy.

Are you also including synergies that would be an acceleration of any sales that you might have had? That this helps solve some issues within your product line that allow you to get a better revenue base with your existing customers or potential customers? Or is it just on their side?

Jim Moylan - Ciena Corporation - SVP, Finance & CFO

Not really. It’s on their side. We believe that over time their software capabilities, combined with ours, will result in synergies with our customers on the software side, but we are not expecting any of those in the near term.

Alex Henderson - Needham & Company - Analyst

Great, I will cede the floor. Thank you.

Operator

Kent Schofield, Goldman Sachs.

Kent Schofield - Goldman Sachs - Analyst

Great, thank you. First off, sort of a follow-up to Alex’s question there. The kind of 90% revenue growth that Cyan just put up, is that the momentum that you expect them to carry through for the next few quarters? Obviously, they’ve got some easy comps that they are coming up against, but just wanted to think a little bit about the revenue trajectory as you think about getting to that accretiveness.

Jim Moylan - Ciena Corporation - SVP, Finance & CFO

We believe that right now, as we said, Kent, they are really experiencing some nice momentum in the market and we expect that to continue for at least a few quarters.

Kent Schofield - Goldman Sachs - Analyst

Okay. On the hardware side of things, how should we think about the different hardware platforms in terms of your hardware platform versus theirs and on the go forward? Is there overlap there from a product standpoint that there will have to be some rationalization, or are they targeting different enough kind of aspects that you don’t have to do a lot of rationalization there?

Francois Locoh-Donou - Ciena Corporation - SVP, Global Products Group

There is some overlap between the platforms. Now Ciena addresses end-to-end needs from the very edge of the networks to the very core of the networks. Cyan has been focused mostly on the metro packet-optical space, but Ciena does have an offering in that space.

So over time we will eliminate overlapping investments and we will look to realize some synergies from the integration. But it’s too early to get into the specifics of each of the platforms of the stage.

Kent Schofield - Goldman Sachs - Analyst

Thank you.

Operator

Simon Leopold, Raymond James.

Simon Leopold - Raymond James & Associates - Analyst

Thank you very much, couple things I wanted to ask about. One was whether or not this deal was in some ways influenced by any of either your customers or their customers encouraging you to make the transaction. Then to follow that up, just wanted to get an understanding of how or if this impacts the relationship you have as a partner with Ericsson.

Jim Moylan - Ciena Corporation - SVP, Finance & CFO

On the latter point, we don’t believe that this has any impact in our relationship with Ericsson. That relationship we think is going well and we don’t think this disturbs it in any way or accelerates it in any way.

On the question of customers, what I’d say there is that we are very active in the market. We have engagements with customers all over the world. We know the kinds of things that they are looking for. Cyan as well has engagements with customers all over the world.

And speaking to Cyan about the way customers will view this, we think that this will be very positive and will increase our revenues over time particularly in the software space.

Simon Leopold - Raymond James & Associates - Analyst

Great, and then just a quick one. Did you tell us or identify either restructuring or integration charges that you anticipate over either the balance of this year or fiscal 2016?

Jim Moylan - Ciena Corporation - SVP, Finance & CFO

We didn’t give a number for that. We have an estimate for that. It will be in the tens of millions of dollars.

Simon Leopold - Raymond James & Associates - Analyst

Great. Thank you for taking my questions.

Operator

Scott Thompson, Wedbush.

Scott Thompson - FBR Capital Markets - Analyst

A couple quick questions. I know that Cyan has some customer concentration on their end, but if you integrated into your revenue stream it’s not quite as focused. But I believe one of those accounts was one that you were actually gaining traction in.

I assume that they have given you a nod on this transaction that that should continue. Can you talk a little bit about that?

Then, secondly, do you think that Blue Planet could help you get a larger piece of the web-scale vertical as well? A couple comments on that would be great. Thanks.

Gary Smith - Ciena Corporation - President & CEO

On the first piece of it, without getting too specific around the customers, I think we’re pretty confident that the customer base will view this positively, particularly Cyan has — some of the larger customers I think would see this as a good combination. We will prioritize the commitments that they have made and I think we will give them good scalable solutions, so we are very confident in that regard.

In terms of the second question around the web-scale folks, we have been in a number of conversations with the various web-scale players and we absolutely think this would be a great fit for them. We really do. I think the orchestration elements combined with our NFV platform I think is very positive. Also, some of the large enterprises that we’ve talked to as well.

Across the board people are looking for virtualized network capabilities and I think there’s a lot of constituents that would be very receptive to this kind of offering that we can now put together.

Scott Thompson - FBR Capital Markets - Analyst

Thanks.

Operator

Ehud Gelblum, Citigroup.

Ehud Gelblum - Citigroup - Analyst

Congratulations on this. I hopped on late, I apologize; so if this was already asked I apologize. I just want some clarity on this.

Ciena used to make — Gary, you used to make a lot of acquisitions back 10 years ago. Some of it better, some it didn’t do as well and then you settle on the strategy of becoming the network specialist where you can specialize on the areas you ended up doing. With a little bit of offshoot into the Ethernet space as well as the optical transport space. You found a nice niche and really dominated that very well, especially after picking up the MEN assets.

This Cyan acquisition is certainly in-line with what your network specialist strategy is but it gives you some other offshoots in other areas. To what extent do you see an opportunity now — especially in a world where we’re seeing other acquisitions and other pieces of M&A from larger companies, to what extent do you see this as a springboard to possibly moving into other connected areas that at least share your same customer base?

Not to get too diversified at once, but there are a number of companies when you look around our industry that trade in roughly the same $200 million, $300 million, $400 million range that Cyan had been and that you could easily, as you get larger, hold under your umbrella. To what extent does this give you a springboard to start looking at other types of areas, whether it be — a lot of different things you can think about, companies that have decent products that haven’t really made it. To what extent does this take you out of the network specialist area into much more of a diversified company possibly look to get larger in?

Gary Smith - Ciena Corporation - President & CEO

I think from a strategy point of view, I think we’ve been a very focused player and our belief is still very strong in that, that this notion of sort of this end-to-end complete capability of being able to provide everything from handsets to switches is a notion that I think is strongly disavowed by the events of the industry in the last 15 years as you’ve seen the breakup, essentially, of those kinds of companies and you are seeing that in the marketplace still.

So very much a believer in being a focused player. The world is a very competitive place. It’s global in nature and, therefore, there’s a forcing function on everybody to be highly competitive and to be the best-of-breed in everything that you can do. And I think that very much colors our thinking from a strategy point of view. We’ve been most consistent around that.

Now I think you’ve got the balance that with the need to — the area of focus that you have needs to be large enough to get to critical mass and to give you high growth and global scale. And I think we were early on in terms of the convergence of packet and optical technologies, and I think that has largely been proven the case. That is where we have been successful and we have been able to grow substantially there.

I think the obvious place for us to play is now into this virtualization of the network and software and really provide I think a credible alternative on a global basis to this kind of walled garden architecture as the world moves to more of an ecosystem, truly open architecture across a wide range of customers. To your point, this actually gives us the benefits of being best-of-breed and also to have global scale and to have a more diversified business, which I think are the core tenets of our strategy to expand our role and our reach. And I think it is very consistent with that.

I think this gives us first-mover advantage of global scale in this virtualization of the network. So I think it is well-suited and consistent with our strategy.

Ehud Gelblum - Citigroup - Analyst

It certainly is, but should we be expecting though over the next couple of years, certainly not immediately, but over the next couple of years additional tuck-ins like this, perhaps into areas like SBCs or IMS or other places?

And then just one quick comment on — which I think you already said, but still. The argument that Nokia used two weeks ago in their purchase about Lucent was that carriers are wanting their vendors to go in the opposite direction. Just to hear your thoughts on that.

Gary Smith - Ciena Corporation - President & CEO

Let me start that one first. I think what we’ve seen over the last 20 years is really the opposite of that and customers are looking for best-of-breed. It’s difficult to be best-of-breed if you’re in 10 different market segments and people don’t buy complete networks in that way.

I think, yes, there’s places for large players on a global basis, maybe one or two, but the rest of the market is certainly going to best-of-breed. And I think that’s not just our industry. You’d say that is really a broader trend across the whole technology world. I absolutely devoutly believe that it’s about best-of-breed and not just having everything of a medium value on the boat.

I wouldn’t rule out future acquisitions for us, consistent with our strategy. We’ve been very selective about that in recent years. We’ve proven as well that we can integrate successfully.

The last two acquisitions I think have been very successful for the Company and it’s largely the same team that will execute on this one as well. So I think we are very well-placed in a very high growth market with great customer relationships that we can leverage this kind of technology into.

Ehud Gelblum - Citigroup - Analyst

Thank you, very helpful.

Operator

(Operator Instructions) Sanjiv Wadhwani, Stifel.

Sanjiv Wadhwani - Stifel Nicolaus - Analyst

Thanks. Gary, I had a question on the software piece of Cyan’s business. Wanted to see how large that was as a percentage of revenue. I’m guessing it’s small, but just wanted to get some quantification.

And perhaps you can get into a little bit of detail of how their Blue Planet software is different from what Ciena has been developing and selling over the last sort of six-plus months. I know there’s some similarities, but clearly you are seeing something within Blue Planet that is vastly different from what Ciena is developing or has developed. And maybe you can get into details of how they are different, thanks.

Gary Smith - Ciena Corporation - President & CEO

Sure. On the first one I would say their — relative to their hardware platform it’s small. The revenues from the software is very small.

It is a very nascent market. It’s reflective of that. They’ve got a lot of traction and customer engagement, but it’s very small relative to their overall revenues.

Jim Moylan - Ciena Corporation - SVP, Finance & CFO

But I would also say this, Sanjiv, that is what makes this sort of an interesting financial opportunity. They have a very nice hardware business that is well-established, has some momentum. There is value that we placed on that. The software business we think is a medium to longer term bet and it certainly complements what we are doing.

Francois, perhaps you can talk about that.

Francois Locoh-Donou - Ciena Corporation - SVP, Global Products Group

Yes, Jim. In terms of the complementarity to what we are doing, we announced at the end of 2014 the launch of our Agility portfolio. And really the Agility Matrix that Ciena developed, you can think of it as living at the edge of the network, at the enterprise edge of the network. It has an online marketplace for how enterprises would consume services from a service provider, whereas the Blue Planet capabilities really live across an entire service provider network or multiple service provider networks as an end-to-end orchestration capability.

And really what it allows service providers to do is to have more choice in the network elements they choose, the virtual network functions they choose, because it truly is an open system. And just back on the prior question around choice, you can address this pain point. Service carriers have a huge pain point around the automation and the velocity with which they deliver services and with which they differentiate themselves.

You can approach it by saying we’re going to consolidate all that into one company that has to deliver anything that a carrier wants, or you can approach it by saying we’re going to create an ecosystem that enables more choice for carriers so that they can regain control on their differentiation and the speed with which they evolve the networks. That is the approach we’ve taken and that is the belief system of the Company.

Sanjiv Wadhwani - Stifel Nicolaus - Analyst

Understood, that’s helpful. Thank you so much.

Operator

Mark Sue, RBC Capital Markets.

Mark Sue - RBC Capital Markets - Analyst

Thank you. Good morning, gentlemen. I was wondering if Cyan had a different way or approach to monetize or charge for their software.

What I’m trying to get a sense of is as the industry, and particularly Ciena and other companies, try to improve the monetization of software, is there a different go to market strategy from Cyan that can actually be applied in the case of Ciena? For example, unbundling the software and hardware.

Francois Locoh-Donou - Ciena Corporation - SVP, Global Products Group

It is obviously early days in this market, but we are seeing good signs that because these capabilities solve such a critical point for carriers in terms of differentiation and choice in their networks, they are willing to pay for these solutions. Most of the engagements that we expect to see in the space of orchestration and automation for these networks are actually independent of the hardware.

These software solutions will be monetized independent of other packet-optical solutions that may be sold as part of the bundle, whether they came from Ciena or any other vendor post this transaction.

Mark Sue - RBC Capital Markets - Analyst

That’s helpful. Jim, is there a level of deferred revenues that actually goes away because of the purchase accounting rules here?

Jim Moylan - Ciena Corporation - SVP, Finance & CFO

We don’t believe so. There is some deferred revenue. We think that we will get that revenue, but we will have to test that as we move through time. Our initial look at it says we will get it.

Mark Sue - RBC Capital Markets - Analyst

That’s helpful. Thank you, gentlemen. Good luck.

Operator

I will turn the call back over to Gregg Lampf for closing comments.

Gregg Lampf - Ciena Corporation - IR

Thank you everyone again for joining us on short notice. We appreciate it. We look forward to talking to you soon. Have a good day.

Operator

Thank you. Ladies and gentlemen, that concludes today’s conference. Thank you for participating. You may now disconnect.

Cautionary Statement Regarding Forward Looking Statements

This communication contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements, as they relate to Ciena Corporation (“Ciena”) or Cyan (“Cyan”), the management of either such company or the proposed transaction between Ciena and Cyan, involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. These statements are based on current plans, estimates and projections, and therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Ciena and Cyan undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the networking industry, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe harbor provisions of the PSLRA. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including, but not limited to, those described in the documents Ciena and Cyan have filed with the U.S. Securities and Exchange Commission (the “SEC”) as well as the possibility that (1) Ciena and Cyan may be unable to obtain stockholder or regulatory approvals required for the proposed transaction or may be required to accept conditions that could reduce the anticipated benefits of the merger as a condition to obtaining regulatory approvals; (2) the length of time necessary to consummate the proposed transaction may be longer than anticipated; (3) problems may arise in successfully integrating the businesses of Ciena and Cyan or such integration may be more difficult, time-consuming or costly than expected; (4) the proposed transaction may involve unexpected costs; (5) the businesses may suffer as a result of uncertainty surrounding the proposed transaction, including difficulties in maintaining relationships with customers or retaining key employees; (6) the parties may be unable to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction; or (7) the industry may be subject to future risks that are described in the “Risk Factors” section of the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC by Ciena and Cyan. Neither Ciena nor Cyan gives any assurance that either Ciena or Cyan will achieve its expectations.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of Ciena and Cyan described in the “Risk Factors” section of their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed by either of them from time to time with the SEC. All forward-looking statements included in this document are based upon information available to Ciena and Cyan on the date hereof, and neither Ciena nor Cyan assumes any obligation to update or revise any such forward-looking statements.

Additional Information and Where to Find It

This document relates to a proposed transaction between Cyan and Ciena, which will become the subject of a registration statement and joint proxy statement/prospectus forming a part thereof to be filed with the SEC by Ciena. This document is not a substitute for the registration statement and joint proxy statement/prospectus that Ciena will file with the SEC or any other documents that Cyan or Ciena may file with the SEC or send to stockholders in connection with the proposed transaction. Before making any voting decision, investors and security holders are urged to read the registration statement, joint proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction and related matters.

Investors and security holders will be able to obtain free copies of the registration statement, joint proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Cyan or Ciena through the website maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the joint proxy statement/prospectus, once it is filed, from Cyan by accessing Cyan’s website at investor.cyaninc.com/investors/default.aspx or upon written request to ir@cyaninc.com.

Participants in Solicitation

Ciena, Cyan and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Cyan’s stockholders in connection with the proposed transaction. Information regarding Cyan’s directors and executive officers is contained in the proxy statement for Cyan’s 2015 Annual Meeting of Stockholders, which was filed with the SEC on April 2, 2015. You can obtain a free copy of this document at the SEC’s website at www.sec.gov or by accessing Cyan’s website at investor.cyaninc.com/investors/sec-filings/default.aspx. Information regarding Ciena’s executive officers and directors is contained in the proxy statement for Ciena’s 2015 Annual Meeting of Stockholders filed with the SEC on February 11, 2015. You can obtain a free copy of this document at the SEC’s website at www.sec.gov or by accessing Ciena’s website at www.ciena.com. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed transaction when it becomes available. You may obtain free copies of this document as described in the preceding paragraph.